Exhibit 99.1

FOR IMMEDIATE RELEASE

NBTY Announces Debt Offering

Ronkonkoma, New York, October 11, 2012 — NBTY, Inc. (www.NBTY.com) today announced that its parent company, Alphabet Holding Company, Inc. (“Holdings”), intends to issue and sell contingent cash pay senior notes in a private placement, in an aggregate principal amount of $500 million, subject to revisions based on market conditions at the time of the offering.  Estimated completion of the transaction is expected to be during Holdings’ first fiscal quarter.   We expect to use the net proceeds from the offering and cash on hand to pay a cash dividend to shareholders in the amount of approximately $672 million and to pay certain fees, commissions, related expenses and credit agreement amendment consent fees.  Consummation of the offering is conditioned upon the effectiveness of the amendment to NBTY’s credit agreement that was launched on October 9, 2012, which would allow Holdings to issue and sell such notes.

The notes offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to NBTY and its business. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

CONTACT

Michael Collins

NBTY, Inc.

Chief Financial Officer

(631) 200-6200

www.NBTY.com

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